Exhibit 10.477

ASSIGNMENT

This Assignment is made as of the 23rd day of December, 2004 by INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation (“Assignor”) to and for the benefit of INLAND WESTERN PANAMA CITY, L.L.C., a Delaware limited liability company (“Assignee”).

Assignor does hereby sell, assign, transfer, set over and convey unto Assignee all of its right, title and interest as Buyer under into that certain Agreement of Sale for the purchase and sale of a Shopping Center dated as of November 19, 2004, as amended and entered into by Kimco Panama City, LLC, a Delaware limited liability company, as Seller, and Assignor, as Buyer (collectively, the “Agreement”), for the sale and purchase of the property described by the Agreement, located in Panama City, Florida.

Assignor represents and warrants that it is the Buyer under the Agreement, and that it has not sold, assigned, transferred, or encumbered such interest in any way to any other person or entity. By acceptance hereof, Assignee accepts the foregoing assignment and agrees, from and after the date hereof, to (i) perform all of the obligations of Buyer under the Agreement, and (ii) indemnify, defend, protect and hold Assignor harmless from and against all claims and liabilities arising under the Agreement.

IN WITNESS WHEREOF, Assignor and Assignee have executed this instrument as of the date first written above.

ASSIGNOR:

INLAND REAL ESTATE ACQUISITIONS, INC. an Illinois corporation

By:	/s/ Jason A. Lazarus
Name:	Jason A. Lazarus
As Its:	V.P.

ASSIGNEE:

INLAND WESTERN PANAMA CITY, L.L.C., a Delaware limited liability company

By: Inland Western Retail Real Estate Trust, Inc., a Maryland corporation, its sole member

By:	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
As Its:	[ILLEGIBLE]